Exhibit 99.2

Interim

condensed

consolidated

financial

statements

Celesio AG

1st to 3rd

Quarter of 2013

(All information pertaining to these condensed consolidated financial statements is unaudited)

[Page intentionally left blank]

Group income statement

	1st to 3rd quarter
€ m	2012	2013
Revenue	16,696.8	15,999.1
Cost of materials	–14,866.7	–14,244.9
Gross profit	1,830.1	1,754.2
Other income	162.4	151.6
Other expenses	–637.1	–573.5
Personnel expenses	–960.3	–925.0
EBITDA	395.1	407.3
Amortisation of non-current intangible assets and depreciation of property, plant and equipment	–100.6	–94.9
Impairment losses recorded on intangible assets and property, plant and equipment	–12.3	–1.1
EBIT	282.2	311.3
Result from associates accounted for using the equity method	1.3	3.7
Result from other investments	4.6	4.9
Interest expense	–141.3	–109.2
Interest income	6.3	5.8
Other financial result	4.3	–10.9
Profit before tax from continuing operations	157.4	205.6
Income taxes	–77.2	–67.4
Net profit from continuing operations	80.2	138.2
Net loss from discontinued operations	–262.7	–5.4
Net profit/loss	–182.5	132.8
Of which attributable to non-controlling interests	2.9	5.1
Of which attributable to shareholders of Celesio AG	–185.4	127.7
Earnings per share – basic	€	€
Net profit from continuing operations	0.45	0.78
Net loss from discontinued operations	–1.54	–0.03
Net profit/loss	–1.09	0.75
Earnings per share – diluted	€	€
Net profit from continuing operations	0.45	0.77
Net loss from discontinued operations	–1.54	–0.03
Net profit/loss	–1.09	0.74

Celesio Interim Report, 1st to 3rd Quarter of 2013	Group statement of comprehensive income	003

Group statement of comprehensive income

	1st to 3rd quarter
€ m	2012	2013
Net profit/loss	–182.5	132.8
Items that will not be recycled through profit or loss
Revaluation of defined benefit pension plans	–82.1	5.2
Share in the revaluation of defined benefit pension plans attributable to associates accounted for using the equity method	–5.1	3.5
Items that may subsequently be recycled through profit or loss
Unrealised gains/losses from the current year	–0.1	0.0
Gains/losses recycled through profit or loss	0.1	0.0
Unrealised gains/losses from marking available-for-sale financial assets to market	0.0	0.0
Unrealised gains/losses from the current year	–7.5	2.0
Gains/losses recycled through profit or loss	9.6	8.5
Unrealised gains/losses from derivative financial instruments to hedge cash flows	2.1	10.5
Foreign currency translation posted directly to other comprehensive income	20.1	–84.0
Release to profit or loss due to loss of control	–2.0	0.0
Exchange differences	18.1	–84.0
Other comprehensive income after tax	–67.0	–64.8
from continuing operations	–70.3	–64.8
Of which attributable to non-controlling interests	–2.3	–3.5
Of which attributable to shareholders of Celesio AG	–68.0	–61.3
from discontinued operations1)	3.3	0.0
Comprehensive income	–249.5	68.0
from continuing operations	9.9	73.4
Of which attributable to non-controlling interests	0.6	1.6
Of which attributable to shareholders of Celesio AG	9.3	71.8
from discontinued operations1)	–259.4	–5.4

1)	All of which attributable to shareholders of Celesio AG.

004	Celesio Interim Report, 1st to 3rd Quarter of 2013

Group statement of financial position

ASSETS	31/12/2012	30/09/2013
€ m
Non-current assets	3,179.9	3,049.6
Intangible assets	2,297.2	2,209.3
Property, plant and equipment	529.7	500.0
Associates accounted for using the equity method	71.7	77.2
Other financial assets	98.0	108.5
Other non-current assets	69.9	51.6
Income tax receivables	2.3	2.4
Deferred tax assets	111.1	100.6
Current assets	4,748.8	4,439.3
Inventories	1,582.0	1,481.7
Trade receivables	2,096.1	2,220.0
Income tax receivables	36.1	35.4
Other receivables and other assets	407.7	327.5
Cash and cash equivalents	523.9	373.8
Assets held for sale	103.0	0.9
Total assets	7,928.7	7,488.9

Celesio Interim Report, 1st to 3rd Quarter of 2013	Group statement of financial position	005

EQUITY AND LIABILITIES	31/12/2012	30/09/2013
€ m
Equity	2,195.9	2,211.7
Issued capital	217.7	217.7
Capital reserves	1,186.0	1,186.0
Revenue reserves	1,091.2	1,159.1
Revaluation reserves	–333.3	–385.8
Equity attributable to shareholders of Celesio AG	2,161.6	2,177.0
Non-controlling interests	34.3	34.7
Liabilities	5,732.8	5,277.2
Non-current liabilities	2,379.1	2,080.1
Financial liabilities	1,916.0	1,656.9
Pension provisions	345.1	294.2
Other non-current provisions	71.0	62.9
Other liabilities	8.2	7.5
Deferred tax liabilities	38.8	58.6
Current liabilities	3,353.7	3,197.1
Financial liabilities	166.9	274.9
Trade payables	2,325.0	2,255.5
Other current provisions	156.4	137.5
Income tax liabilities	55.7	50.9
Other liabilities	573.1	478.3
Liabilities held for sale	76.6	0.0
Total equity and liabilities	7,928.7	7,488.9

006	Celesio Interim Report, 1st to 3rd Quarter of 2013

Group statement of cash flows

	1st to 3rd quarter
€ m	2012	2013
Net profit from continuing operations	80.2	138.2
Amortisation, depreciation and impairment of non-current intangible assets and property, plant and equipment	112.9	96.0
Result from associates accounted for using the equity method and other equity investments	–5.9	–8.6
Dividends received	9.2	6.3
Financial result	130.7	114.3
Net result from the disposal of non-current assets and subsidiaries	–5.6	0.0
Impairment of operating assets	40.5	33.7
Change in deferred taxes and income taxes	77.2	67.4
Income taxes paid	–82.5	–72.4
Other non-cash income and expenses	34.5	20.9
Change in net operating assets	–132.5	–199.1
Change in inventories	107.1	40.8
Change in trade receivables	–28.6	–235.0
Change in trade payables	–202.0	35.4
Change in other net operating assets	–9.0	–40.3
Change in other assets and other liabilities	–98.4	–79.7
Change in other assets	–66.8	–31.5
Change in other liabilities	–31.6	–48.2
Net cash flow from operating activities – continuing operations	160.3	117.0
Net cash flow from operating activities – discontinued operations	–12.0	5.2
Net cash flow from operating activities – continuing and discontinued operations	148.3	122.2
Proceeds from the disposal of non-current assets	15.8	9.8
Capital expenditure on non-current assets	–83.4	–67.4
Proceeds from the disposal of subsidiaries1)	6.0	43.3
Cash paid for business combinations	–256.6	–2.2

1)	This line reports the payments for all costs directly related to divestments of subsidiaries.

Celesio Interim Report, 1st to 3rd Quarter of 2013	Group statement of cash flows	007

	1st to 3rd quarter
€ m	2012	2013
Net cash flow from investing activities – continuing operations	–318.2	–16.5
Net cash flow from investing activities – discontinued operations	111.7	11.8
Net cash flow from investing activities – continuing and discontinued operations	–206.5	–4.7
Payments made to shareholders (including non-controlling interests)	–43.9	–52.2
Payments made in connection with the change in ownership interests in subsidiaries that do not result in a loss of control	–1.1	0.0
Proceeds from borrowings	492.0	158.0
Repayment of borrowings	–609.8	–300.4
Interest paid	–81.7	–72.6
Interest received	6.9	5.4
Net cash flow from financing activities – continuing operations	–237.6	–261.8
Net cash flow from financing activities – discontinued operations	2.6	0.0
Net cash flow from financing activities – continuing and discontinued operations	–235.0	–261.8
Net change in cash and cash equivalents	–293.2	–144.3
Change in cash and cash equivalents not affecting cash	12.3	–5.8
Cash and cash equivalents at the beginning of the period	448.3	523.9
Cash and cash equivalents at the end of the period	167.4	373.8
Cash and cash equivalents of discontinued operations and disposal groups at the end of the period	2.5	0.0
Cash and cash equivalents at the end of the period (according to the group statement of financial position)	164.9	373.8

008	Celesio Interim Report, 1st to 3rd Quarter of 2013

Group statement of changes in equity

	Issued capital	Capital reserves	Revenue reserves
€ m
As of 1 January 2013	217.7	1,186.0	1,091.2
Dividends	0.0	0.0	–51.0
Change in ownership interests in subsidiaries that do not result in a loss of control	0.0	0.0	0.0
Changes to the consolidated group	0.0	0.0	–8.8
Other comprehensive income	0.0	0.0	0.0
Net profit/loss	0.0	0.0	127.7
Comprehensive income	0.0	0.0	127.7
As of 30 September 2013	217.7	1,186.0	1,159.1
As of 31 December 2011	217.7	1,186.0	1,311.5
Revaluation of defined benefit pension plans	0.0	0.0	–20.0
Adjusted balance as of 1 January 2012	217.7	1,186.0	1,291.5
Dividends	0.0	0.0	–42.5
Change in ownership interests in subsidiaries that do not result in a loss of control	0.0	0.0	–1.2
Changes to the consolidated group	0.0	0.0	–0.4
Other comprehensive income	0.0	0.0	0.0
Net profit/loss	0.0	0.0	–185.4
Comprehensive income	0.0	0.0	–185.4
Adjusted balance as of 30 September 2012	217.7	1,186.0	1,062.0

1)	Of which attributable to discontinued operations and disposal groups: € 0.0m (previous year € –10.0m).
2)	Of which attributable to discontinued operations: € 0.0m (previous year € –10.4m).
3)	Of which attributable to discontinued operations and disposal groups: € 0.0m (previous year € –20.4m).
4)	Of which attributable to discontinued operations in the reporting period: € 0.0m (previous year € –0.2m).

Celesio Interim Report, 1st to 3rd Quarter of 2013	Selected explanatory notes to the consolidated financial statements	009

Revaluation reserves							Equity attributable to shareholders of Celesio AG		Non-controlling interests		Equity
Translation reserves		Revaluation of defined benefit plans		Asset revaluation reserves	Cash flow hedges	Other comprehensive income attributable to entities measured using the equity method
–159.4		–151.6		0.0	–16.4	–5.9	2,161.6		34.3		2,195.9
0.0		0.0		0.0	0.0	0.0	–51.0		–1.2	[4]	–52.2
0.0		0.0		0.0	0.0	0.0	0.0		0.0		0.0
0.0		8.8		0.0	0.0	0.0	0.0		0.0		0.0
–91.3		15.7		0.0	10.8	3.5	–61.3		–3.5		–64.8
0.0		0.0		0.0	0.0	0.0	127.7		5.1		132.8
–91.3		15.7		0.0	10.8	3.5	66.4		1.6		68.0
–250.7	¹	–127.1	²	0.0	–5.6	–2.4	2,177.0	³	34.7		2,211.7
–148.4		0.0		–0.4	–20.8	0.0	2,545.6		32.2		2,577.8
0.0		–90.1		0.0	0.0	–1.1	–111.2		0.0		–111.2
–148.4		–90.1		–0.4	–20.8	–1.1	2,434.4		32.2		2,466.6
0.0		0.0		0.0	0.0	0.0	–42.5		–1.6	[4]	–44.1
0.0		0.0		0.0	0.0	0.0	–1.2		0.1		–1.1
0.0		0.0		0.4	0.0	0.0	0.0		–1.1		–1.1
20.8		–82.1		0.0	1.7	–5.1	–64.7		–2.3		–67.0
0.0		0.0		0.0	0.0	0.0	–185.4		2.9		–182.5
20.8		–82.1		0.0	1.7	–5.1	–250.1		0.6		–249.5
–127.6	¹	–172.2	²	0.0	–19.1	–6.2	2,140.6	³	30.2		2,170.8

0010	Celesio Interim Report, 1st to 3rd Quarter of 2013

Selected explanatory notes to the consolidated financial statements

Group segment reporting by division

1ST TO 3RD QUARTER OF 2013	Consumer Solutions	Pharmacy Solutions	Other	Consolidation	Group (continuing operations)	Discontinued operations
€ m
Income statement
Revenue	2,522.8	13,476.5	0.0	–0.2	15,999.1	19.1
External revenue	2,522.6	13,476.5	0.0	0.0	15,999.1	19.1
Inter-segment revenue	0.2	0.0	0.0	–0.2	0.0	0.0
Gross profit	872.3	881.9	0.0	0.0	1,754.2	2.9
EBITDA	196.8	272.5	–61.7	–0.3	407.3	0.3
Impairment losses recorded on intangible assets and property, plant and equipment	–1.1	0.0	0.0	0.0	–1.1	0.0
EBIT	150.0	232.7	–71.1	–0.3	311.3	0.3
30 September 2013
Segment assets	1,997.1	2,086.0	–53.7	–0.1	4,029.3	0.0

Celesio Interim Report, 1st to 3rd Quarter of 2013	Selected explanatory notes to the consolidated financial statements	011

Group segment reporting by division

1ST TO 3RD QUARTER OF 2012	Consumer Solutions	Pharmacy Solutions	Other	Consolidation	Group (continuing operations)	Discontinued operations
€ m
Income statement
Revenue	2,571.0	14,127.2	0.0	–1.4	16,696.8	759.9
External revenue	2,569.7	14,127.1	0.0	0.0	16,696.8	663.5
Inter-segment revenue	1.3	0.1	0.0	–1.4	0.0	96.4
Gross profit	902.1	928.0	0.0	0.0	1,830.1	257.0
EBITDA	202.3	265.9	–73.1	0.0	395.1	3.8
Impairment losses recorded on intangible assets and property, plant and equipment	–1.5	–8.0	–2.8	0.0	–12.3	0.0
EBIT	154.0	212.9	–84.7	0.0	282.2	–0.6
30 September 2012
Segment assets	2,114.0	2,219.0	–32.3	1.1	4,301.8	184.9

Please refer to the notes for further explanations and comments on segment reporting.

012	Selected explanatory notes to the consolidated financial statements	Celesio Interim Report, 1st to 3rd Quarter of 2013

RECONCILIATION OF SEGMENT REVENUE	2012	2013
FOR THE FIRST TO THIRD QUARTER
€ m
Revenue of the reportable segments	16,698.2	15,999.3
Consolidation	–1.4	–0.2
Group revenue	16,696.8	15,999.1

RECONCILIATION OF SEGMENT EARNINGS	2012	2013
FOR THE FIRST TO THIRD QUARTER
€ m
EBIT	282.2	311.3
Result from associates accounted for using the equity method	1.3	3.7
Result from other investments	4.6	4.9
Interest expense	–141.3	–109.2
Interest income	6.3	5.8
Other financial result	4.3	–10.9
Profit before tax from continuing operations	157.4	205.6

RECONCILIATION OF SEGMENT ASSETS	30/09/2012	30/09/2013
€ m
Segment assets of the reportable segments	4,300.7	4,029.4
Consolidation	1.1	–0.1
Segment assets of the group	4,301.8	4,029.3
+ Interest-bearing other financial assets	34.4	46.6
+ Non-current and current income tax receivables	36.4	37.8
+ Deferred tax assets	157.6	100.6
+ Other assets	2.2	1.1
+ Cash and cash equivalents	164.9	373.8
+ Assets of discontinued operations	74.4	0.0
– Other non-current provisions	81.7	62.9
– Other current provisions	144.8	137.5
– Trade payables	2,331.3	2,255.5
– Sundry liabilities	635.4	443.8
Total net assets	7,964.9	7,488.9

Celesio Interim Report, 1st to 3rd Quarter of 2013	Selected explanatory notes to the consolidated financial statements	013

Accounting policies

The interim condensed consolidated report of Celesio AG for the first three quarters of 2013, comprising the group income statement, group statement of comprehensive income, group statement of financial position, group statement of cash flows, group statement of changes in equity and selected explanatory notes to the consolidated financial statements, is based on »International Accounting Standard (IAS) 34 – Interim Financial Reporting«. All International Financial Reporting Standards (IFRSs) issued by the International Accounting Standards Board (IASB), London and all interpretations (IFRIC) of the International Financial Reporting Standards Interpretation Committee were observed in the process of preparing the interim condensed report. The accounting principles applied in the preparation of the interim condensed report generally correspond to those applied in the annual report as of 31 December 2012. Deviations from these accounting standards are explained below. The condensed interim report should therefore be read in conjunction with the consolidated financial statements of Celesio AG for the 2012 fiscal year.

The accounting standards applied for the consolidated financial statements of 2012 issued on 17 February 2014 were also applied without change to the interim consolidated report. The application of the amendments to »IFRS 7 – Financial Instruments: Disclosures – Offsetting Financial Assets and Financial Liabilities«, »IFRS 7 – Financial Instruments: Disclosures – Transition to IFRS 9« and »IAS 12 – Income Taxes – Deferred Taxes: Recovery of Underlying Assets«, which became mandatory on 1 January 2013, did not result in any material changes to the interim financial reporting. Changes to »IAS 28 – Investments in Associates and Joint Ventures« did not have any impact. The first time adoption of »IFRS 10 – Consolidated Financial Statement« and »IFRS 11 – Joint Arrangements« did not lead to any changes. Regarding »IFRS 12 – Disclosure of Interest in Other Entities« no disclosures were made because IFRS 12 does not apply to interim financial statements. »IFRS 13 – Fair Value Measurement« which became mandatory on 1 January 2013 lays down the uniform treatment for measuring fair value and must be applied prospectively. The impact of this standard is presented in a separate section of the notes to the consolidated financial statements. Moreover, the interim consolidated report considers »IAS 1 – Presentation of Other Comprehensive Income (OCI)« which became mandatory for all reporting periods beginning on or after 1 July 2012. As a result there has been a change in the presentation of other comprehensive income in the statement of comprehensive income and a separate presentation of other comprehensive income before and after tax in the notes to the consolidated financial statements.

014	Selected explanatory notes to the consolidated financial statements	Celesio Interim Report, 1st to 3rd Quarter of 2013

The consolidated financial statements have been prepared in euro. All figures are presented in million euros (€ m) unless otherwise indicated. We would like to draw attention to the fact that differences may arise from use of amounts and percentages rounded to the nearest whole number.

Adjustments to previous-year disclosures

The retrospective application of the revised version of »IAS 19 – Employee Benefits« at the end of the 2012 fiscal year had a material impact on the recognition and measurement of the defined benefit obligation. As a result, the previous-year figures presented in this interim report were adjusted for the group income statement, the group statement of comprehensive income, the group statement of cash flows and the group statement of changes in equity to allow comparison. For the first three quarters of 2012 the retrospective application resulted primarily in a decrease in personnel expenses of € 4.5m and an increase in interest expenses of € 4.9m. Otherwise there is a decrease in other expenses due to an adjustment of € 8.0m to the impairment recorded in the previous year on the Irish wholesale business which is classified as a disposal group. Taking into account of the corresponding tax impact, this does result in an improvement to net profit/loss of € 8.0m. Other comprehensive income decreased by € 87.2m. Equity reported as of 30 September 2012 is down € 192.8m.

Another change lies in the presentation of comprehensive income. Since the interim report for the first half year of 2013 currency translation differences resulting from the individual line items of comprehensive income have been presented net under the line item »Exchange differences« and, in particular, under the line item »Foreign currency translation posted directly to other comprehensive income«. Previously, currency translation differences were reported directly under the various elements of other comprehensive income. The change in the presentation of currency translation differences serves to make the statement of other comprehensive income more informative. The change in the presentation policy was applied retroactively. Adjustments to previous periods merely arose for line items which may be subsequently recycled through profit or loss. Unrealised gains and losses from derivative financial instruments used in cash flow hedges rose by € 0.4m to € 2.1m. The foreign currency translation differences posted directly to other comprehensive income decreased by € 0.4m to € 18.1m.

Celesio Interim Report, 1st to 3rd Quarter of 2013	Selected explanatory notes to the consolidated financial statements	015

Basis of consolidation

Business combinations and disposals in the first to third quarter of 2013

Business combinations

In the first three quarters of 2013, the Pharmacy Solutions division acquired 100% of the Brazilian company, Tele Action Servicos Ltda., a call centre provider, and fully consolidated it accordingly.

Moreover, the Consumer Solutions division acquired all the shares in one retail pharmacy in Norway and one retail pharmacy in Sweden in the course of optimising its portfolio and fully consolidated it accordingly.

016	Selected explanatory notes to the consolidated financial statements	Celesio Interim Report, 1st to 3rd Quarter of 2013

The table below provides the significant details of the entities acquired in the first three quarters of 2013:

€ m	Total
Consideration transferred	2.5
Purchase price payment	2.2
Contingent consideration	0.3
Shares previously recognised using the equity method	0.0
Revaluation of shares previously recognised using the equity method	0.0
Cash purchase price	1.8
Fair value of assets and liabilities assumed
Total assets	0.8
Property, plant and equipment	0.1
Inventories	0.2
Trade receivables	0.1
Cash and cash equivalents	0.4
Total liabilities	0.5
Other liabilities	0.5
Goodwill	2.2
Non-controlling interests	0.0

No significant incidental acquisition-related costs were incurred.

Celesio Interim Report, 1st to 3rd Quarter of 2013	Selected explanatory notes to the consolidated financial statements	017

The goodwill generally reflects the expected future cash flows that will be generated by the business combinations and the expertise of the employees. It is tax deductible up to an amount of € 1.2m.

Revenue attributable to the entities acquired in the first three quarters of 2013 amounts to € 0.4m and the net profit to € 0.3m. Had these entities been acquired at the beginning of the fiscal year, they would have contributed € 1.5m to group revenue and € 0.2m to the group’s net profit.

Change in contingent consideration

The contingent consideration recognised for acquisitions in accordance with IFRS 3, which was revised in 2008 and has been mandatory since 2010, decreased by € 0.3m in the first three quarters of 2013. The addition of a new contingent consideration of € 1.1m is countered by the repayment of existing contingent considerations of € 1.2m. Furthermore, the revaluation of an existing contingent consideration resulted in a decrease of € 0.2m. The fair value adjustment of contingent consideration is generally based on an earnings indicator and takes account of the long-term planning. This did not give rise to any major changes in the ranges in the first three quarters of 2013.

018	Selected explanatory notes to the consolidated financial statements	Celesio Interim Report, 1st to 3rd Quarter of 2013

Disposals

Four retail pharmacies in the UK and one retail pharmacy in Sweden were disposed of in the first three quarters of 2013 in the course of streamlining the portfolio.

Rudolf Spiegel GmbH and RSV-équipement SARL were also disposed of.

The consideration received amounted to € 2.0m (of which € 1.9m cash). Assets of € 2.0m (mainly inventories and receivables) and liabilities of € 1.0m were disposed of. Costs were incurred to make the sale, which also include transaction costs. The gains on disposal totalled € 0.2m and were disclosed under other income/expenses.

The disclosures on the deconsolidation of Movianto Ireland, which was classified as a discontinued operation, and the wholesale business in Ireland, which was classified as a disposal group, as well as the sale of Interim Holding GmbH, which held the equity investment in pharmexx India, can be found in the section on »Discontinued operations and disposal groups«.

Celesio Interim Report, 1st to 3rd Quarter of 2013	Selected explanatory notes to the consolidated financial statements	019

Business combinations and disposals in the first to third quarter of 2012

Business combinations

The table below provides the significant details of the entities acquired in the first three quarters of 2012:

€ m	Total
Consideration transferred	1.9
Purchase price payment	0.0
Contingent consideration	1.0
Shares previously recognised using the equity method	1.1
Revaluation of shares previously recognised using the equity method	–0.2
Cash purchase price	–0.4
Fair value of assets and liabilities assumed
Total assets	0.8
Inventories	0.2
Trade receivables	0.1
Cash and cash equivalents	0.4
Other assets	0.1
Total liabilities	0.5
Other liabilities	0.5
Goodwill	1.6
Non-controlling interests	0.0

Due to the fact that the fair value of the investment measured using the equity method, which was already held by the Celesio Group prior to the date on which control was obtained by the group, does not correspond to its carrying amount, a loss of € 0.2m from revaluing shares was recognised in other income/expenses. The fair value of the receivables acquired in the combination amounted to € 0.2m. This contains trade receivables of € 0.1m. No valuation allowances were recognised on these receivables. Thus the fair value corresponds to the amount agreed on in the contracts.

020	Selected explanatory notes to the consolidated financial statements	Celesio Interim Report, 1st to 3rd Quarter of 2013

The goodwill generally reflects the expected future cash flows that will be generated by the combination – including in some cases as a result of the leading market position of the acquisition – and the expertise of the employees. The full goodwill method was not applied.

Revenue attributable to the entities acquired in the first three quarters of 2012 amounted to € 2.7m and the net profit to € 0.2m in the previous-year period. Had these entities been acquired at the beginning of the comparative period, the entities would have contributed € 3.0m to group revenue. The contribution to the group’s net profit would have been € 0.1m.

Disposals

The table below provides the significant details of the entities disposed of in the first three quarters of 2012:

€ m	Total
Consideration received	5.6
Gain on disposal	4.3
Total assets	23.5
Intangible assets	0.4
Property, plant and equipment	0.6
Trade receivables	15.6
Cash and cash equivalents	1.4
Other assets	5.5
Total liabilities	22.4
Financial liabilities	1.4
Trade payables	7.5
Other liabilities	13.5

The disclosures made in the comparative period of the previous year on the deconsolidation of Movianto (not including Movianto Ireland) and Pharmexx, which were classified as discontinued operations, can be found in the section on »Discontinued operations and disposal groups«.

Celesio Interim Report, 1st to 3rd Quarter of 2013	Selected explanatory notes to the consolidated financial statements	021

Acquisition of the remaining shares in Panpharma

In the comparative period of the previous year, the Management Board of Celesio AG decided to prematurely exercise the option to purchase the remaining 49.9% of the shares outstanding in Panpharma. Acquisition of the shares was fully executed in May 2012. The consideration transferred amounted to € 258.2m, of which € 253.3m was in cash. The last revaluation of the purchase price liability on the exercise date resulted in recognition of additional goodwill of € 7.5m in the previous period. The remainder of € 26.4m left after settling the purchase price liability was expensed through profit or loss under the interest result.

Operational Excellence Program (OEP)

Further measures were initiated in the first three quarters of 2012 within the framework of the OEP, which was started in the 2011 fiscal year to improve the competitiveness and operating performance. Total net expenses of € 33.7m were incurred in the comparative period of the previous year. At the end of the 2012 fiscal year, all the measures of the OEP had been concluded and no significant expenses were incurred in the reporting period.

Discontinued operations and disposal groups

General remarks

As part of the radical strategic shake-up and streamlining of the portfolio, Celesio announced in the previous year that it would initiate the sales process for a number of companies and activities that no longer constitute the company’s core business.

022	Selected explanatory notes to the consolidated financial statements	Celesio Interim Report, 1st to 3rd Quarter of 2013

Following careful scrutiny and analysis of the strategic options, the Management Board of Celesio passed a resolution at the end of March 2012 to dispose of the business areas Movianto (without the logistics operations in Austria) and Pharmexx as well as the DocMorris mail-order pharmacy (including the brand), previously disclosed under Consumer Solutions, and all Czech operations (previously disclosed in the Pharmacy Solutions and Consumer Solutions segments) before the end of 2012.

One aspect of the resolution was the decision to part with Manufacturer Solutions completely. This reflects the focus on core business and the determination to take the necessary structural and organisational steps. In connection with the strategic realignment, a decision was taken to tackle the sales channel conflict with pharmacists that arose specifically in Germany through the acquisition of the DocMorris mail-order pharmacy in 2007. The decision was therefore taken to sell the mail-order pharmacy, including the DocMorris brand. The corresponding entities were classified as discontinued operations in 2012 from the time the decision was reached up until the date of sale. The sale of the Movianto business area, with the exception of Movianto Ireland, was completed on 31 August 2012. The Pharmexx business area was sold on 12 September 2012. The DocMorris mail-order pharmacy was sold on 30 November 2012.

The resolution mentioned above also included the strategic decision to withdraw from the Czech market completely and therefore to sell the wholesale and pharmacy business. The corresponding entities were classified as disposal groups from the date of the decision until the date of sale. In the third quarter of 2012, Celesio successfully disposed of its operations in the Czech Republic effective November 2012. The outstanding purchase price payment of € 32.6m was settled in the first quarter of 2013.

A further decision was taken in the second quarter of 2012 to dispose of the Irish wholesale business (disclosed in the Pharmacy Solutions segment). As a result, this was also reported as a disposal group. In the second quarter of 2013 Celesio was able to conclude the sale of the Irish wholesale business and Movianto Ireland, effective May 2013.

Celesio Interim Report, 1st to 3rd Quarter of 2013	Selected explanatory notes to the consolidated financial statements	023

Measurement effects and disposals

The entities classified as discontinued operations and disposal groups are measured at fair value less costs to sell. The fair value is determined initially on the basis of the sale and purchase agreements or purchase bids if suitably specific offers were available for the comparative period. No impairment was recorded on Movianto Ireland in the 2013 fiscal year. The profit or loss of the operation until the date of deconsolidation is presented under the net loss from discontinued operations. A gain from deconsolidation of € 0.5m arose at Movianto Ireland, which is also reported under the net loss from discontinued operations. Likewise, no impairment loss was recorded on the Irish wholesale business, reported as a disposal group, in the 2013 fiscal year. The profit or loss of the operation until the date of deconsolidation is presented under net profit from continuing operations. A gain of € 0.4m arose upon the deconsolidation of the Irish wholesale business. This is presented under net profit from continuing operations. Costs were incurred to make the sale, most of which are transaction costs.

In the first three quarters of 2012 an impairment of € 47.0m was recorded on the Pharmexx cash-generating unit, an impairment of € 61.1m for Movianto including Movianto Ireland and an impairment of € 150.0m for the DocMorris mail-order pharmacy and the brand. The additional disposal of translation reserves through profit or loss resulted overall in a deconsolidation effect of € –55.8m for Movianto (not including Movianto Ireland) as well as € –41.3m for Pharmexx. These were presented under net loss from discontinued operations. Impairment losses on disposal groups comprise an impairment loss of € 8.0m on the wholesale business in the Czech Republic, and an impairment of € 10.1m on the Irish wholesale business (adjusted by € 8.0m due to the retrospective adoption of the revised version of IAS 19 – Employee Benefits at the end of the 2012 fiscal year). This was presented under net profit from continuing operations.

024	Selected explanatory notes to the consolidated financial statements	Celesio Interim Report, 1st to 3rd Quarter of 2013

Key information on the deconsolidation in the reporting period of Movianto Ireland, which was classified as a discontinued operation, and the Irish wholesale business, which was classified as a disposal group, can be summarised as follows:

€ m	Irish wholesale business	Movianto Ireland	Total
Consideration received	34.8	10.0	44.8
of which expected to affect cash	34.8	10.0	44.8
of which already cash	21.4	6.1	27.5
Gain on disposal	0.4	0.5	0.9
Total assets	98.9	54.4	153.3
Intangible assets	0.0	0.0	0.0
Property, plant and equipment	0.0	0.0	0.0
Deferred tax assets	1.1	0.0	1.1
Inventories	19.2	9.9	29.1
Trade receivables	56.6	39.6	96.2
Cash and cash equivalents	10.9	0.0	10.9
Other assets	11.1	4.9	16.0
Total liabilities	66.6	46.0	112.6
Financial liabilities	0.0	0.0	0.0
Pension provisions	1.1	0.0	1.1
Deferred tax liabilities	0.5	0.2	0.7
Trade payables	49.9	39.7	89.6
Other current provisions	0.4	0.2	0.6
Other liabilities	14.7	5.9	20.6

Celesio Interim Report, 1st to 3rd Quarter of 2013	Selected explanatory notes to the consolidated financial statements	025

Key information on disclosures made in the comparative period of the previous year on the deconsolidation of Movianto (not including Movianto Ireland) and Pharmexx can be summarised as follows.

€ m	Movianto	Pharmexx	Total
Consideration received	163.2	47.9	211.1
Profit/loss from deconsolidation	–55.8	–41.3	–97.1
Gain on disposal	–3.1	5.7	2.6
Impairment loss already recognised	–52.7	–47.0	–99.7
Total assets	316.3	75.3	391.6
Intangible assets	35.8	29.2	65.0
Property, plant and equipment	58.3	1.0	59.3
Deferred tax assets	1.2	0.8	2.0
Inventories	12.3	1.3	13.6
Trade receivables	123.3	17.7	141.0
Cash and cash equivalents	39.1	6.5	45.6
Other assets	46.3	18.8	65.1
Total liabilities	166.8	30.2	197.0
Financial liabilities	1.6	1.1	2.7
Pension provisions	1.2	0.0	1.2
Other non-current provisions	2.1	0.0	2.1
Deferred tax liabilities	1.3	3.0	4.3
Trade payables	128.3	4.0	132.3
Other current provisions	1.9	4.0	5.9
Income tax liabilities	0.4	1.2	1.6
Other liabilities	30.0	16.9	46.9

026	Selected explanatory notes to the consolidated financial statements	Celesio Interim Report, 1st to 3rd Quarter of 2013

The main asset and liability groups held for sale are summarised below:

	31/12/2012				30/09/2013
	Assets held for sale	Disposal group Irish wholesale business	Discontinued operations Movianto Ireland	Assets and liabilities held for sale	Assets held for sale
€ m
Property, plant and equipment	1.3	0.0	0.0	1.3	0.9
Inventories	0.0	25.1	7.3	32.4	0.0
Trade receivables	0.0	38.2	18.1	56.3	0.0
Cash and cash equivalents	0.0	1.1	0.0	1.1	0.0
Other assets	0.0	7.6	4.3	11.9	0.0
Assets	1.3	72.0	29.7	103.0	0.9
Trade payables	0.0	28.4	34.4	62.8	0.0
Other liabilities	0.0	12.9	0.9	13.8	0.0
Equity and liabilities	0.0	41.3	35.3	76.6	0.0

Property with a carrying amount of € 0.4m (previous year: € 0.7m) was disclosed as non-current assets held for sale in the Pharmacy Solutions division and property of € 0.5m in the Consumer Solutions division (previous year: € 0.6m).

As an element of the 2012 divestment program, the shares in the Pharmexx Group were sold as a part of the discontinued Manufacturer Solutions division. Due to a lack of control, csmo nextierr Private Limited (previously trading under the name of CSMO pharmexx (India) Pvt., Ltd.), which was not sold along with the Pharmexx Group, deconsolidated and carried as another investment pursuant to IAS 39 as of 31 December 2012 as the group did not have any significant influence over the entity. The investment in csmo nextierr Private Limited was sold in the second quarter of 2013 to the strategic investor, Parazelsus Orient Pte Ltd, Singapore. The impairment loss recorded on the investment in the first quarter of 2013 resulted in a loss on the measurement of discontinued operations of € 0.2m. Moreover, the profit after tax from discontinued operations contains the profit or loss from the business activities up until the deconsolidation of Movianto Ireland plus additional deconsolidation effects of € 0.5m. Other risks arising upon the disposal are also reported under net loss from discontinued operations.

Celesio Interim Report, 1st to 3rd Quarter of 2013	Selected explanatory notes to the consolidated financial statements	027

The net loss from discontinued operations breaks down as follows:

1ST TO 3RD QUARTER	DocMorris mail-order pharmacy and brand	Pharmexx	Movianto	Total
€ m	2012	2012	2012	2012	2013
Revenue	239.0	103.9	320.6	663.5	19.1
Cost of materials	–200.7	–1.8	–204.0	–406.5	–16.2
Gross profit	38.3	102.1	116.6	257.0	2.9
EBITDA	–0.1	–0.5	4.4	3.8	0.3
EBIT	–1.0	–1.6	2.0	–0.6	0.3
Profit/loss before tax from discontinued operations	–2.4	–2.2	2.4	–2.2	0.3
Income taxes	0.0	–2.9	–2.1	–5.0	0.0
Profit/loss after tax from discontinued operations	–2.4	–5.1	0.3	–7.2	0.3
Profit/loss after tax from the measurement and disposal of discontinued operations	–150.0	–41.3	–64.2	–255.5	–5.7
Net loss from discontinued operations	–152.4	–46.4	–63.9	–262.7	–5.4

028	Selected explanatory notes to the consolidated financial statements	Celesio Interim Report, 1st to 3rd Quarter of 2013

Contingent liabilities and other financial obligations

Guarantees and warranties issued as of 30 September 2013 came to € 109.3m (31 December 2012 € 139.6m). The decrease of € 30.3m is mainly due to the reduction of warranties in the UK wholesale business.

The other financial obligations presented in the consolidated financial statements as of 31 December 2012 did not change materially in the first three quarters of 2013.

Contingent liabilities recognised for legal and tax risks in connection with the business combination with Panpharma in 2009 amounted to € 35.5m as of 30 September 2013 (31 December 2012 € 46.3m). The reduction is primarily attributable to legal and tax risks becoming statute barred and arrangements reached with the tax authorities as well as currency effects. To cover these legal and tax risks, an agreement has been entered into with the former owners limiting reimbursement claims to a maximum amount.

The reimbursement claims were reported as receivables from the previous shareholders under current and non-current assets respectively and have generally decreased in line with the contingent liabilities for legal and tax risks. To secure these claims, Celesio has access to assets of the former owners held in trust and other possibilities to offset the claims as well as the collateral granted. These contingent liabilities have been divided into current and non-current provisions based on their maturity. The contingent liabilities contain income tax liabilities of € 3.0m (31 December 2012 € 4.0m).

Celesio Interim Report, 1st to 3rd Quarter of 2013	Selected explanatory notes to the consolidated financial statements	029

Fair value measurement

The following table summarises the carrying amounts and the fair value of each category of asset and liability:

ASSETS	30/09/2013
	Carrying amounts	Fair values
€ m
Available-for-sale financial assets – equity instruments	58.2	58.2
Available-for-sale financial assets – debt instruments	3.7	3.7
Loans to investments	14.4	14.3
Other loans	32.2	31.7
Other financial assets	108.5	107.9
Other non-current assets	51.6	51.6

EQUITY AND LIABILITIES	30/09/2013
	Carrying amounts	Fair values
€ m
Liabilities to banks	34.3	38.6
Promissory notes and bonds	1,610.6	1,768.5
Lease liabilities	8.4	8.4
Other financial liabilities	3.6	3.5
Non-current financial liabilities	1,656.9	1,819.0
Other non-current liabilities	7.5	7.3
Liabilities to banks	101.8	101.9
Promissory notes and bonds	165.6	168.7
Lease liabilities	3.3	3.3
Other financial liabilities	4.2	4.1
Current financial liabilities	274.9	278.0

030	Selected explanatory notes to the consolidated financial statements	Celesio Interim Report, 1st to 3rd Quarter of 2013

If the carrying amount represents an appropriate approximate value for the fair value, the fair value is not stated in the table.

Available-for-sale financial assets mainly comprise investments in entities that are not listed on a public exchange and over which the group has neither control nor the ability to exercise a significant influence. If there is no active market for these financial assets, they are measured at amortised cost. As of 30 September 2013, investments in entities not listed on a public exchange with a carrying amount of € 57.3m were measured at amortised cost for that reason.

Celesio Interim Report, 1st to 3rd Quarter of 2013	Selected explanatory notes to the consolidated financial statements	031

Celesio applies the following fair value hierarchy to define and present its assets and liabilities measured at fair value:

Level 1:	Quoted prices on an active market for identical assets and liabilities
Level 2:	Quoted prices in active markets for similar assets and liabilities or other valuation techniques, the inputs of which are based on observable market data
Level 3:	Valuation techniques in which all the relevant inputs are not based on observable market data

The following table presents the fair value of assets and liabilities in the statement of financial position, broken down by measurement category:

Assets measured at fair value

	Level 1	Level 2	Level 3	Total
€ m
Fair value measurement on a recurring basis
Available-for-sale financial assets	4.6	0.0	0.0	4.6
Derivative financial instruments – not designated as hedging instruments	0.0	1.1	0.0	1.1

Liabilities measured at fair value

	Level 1	Level 2	Level 3	Total
€ m
Fair value measurement on a recurring basis
Derivative financial instruments – designated as hedging instruments	0.0	31.7	0.0	31.7
Derivative financial instruments – not designated as hedging instruments	0.0	10.3	0.0	10.3
Other liabilities	0.0	0.0	0.3	0.3

032	Selected explanatory notes to the consolidated financial statements	Celesio Interim Report, 1st to 3rd Quarter of 2013

There were no reclassifications of assets and liabilities measured at fair value on a recurring basis between level 1 and level 2 in the reporting period and no reclassifications to or from level 3.

The fair value of financial instruments that are actively traded on an active market is determined by reference to listed bid prices at the end of the reporting period. In level 2 and 3 assets and liabilities measured at fair value on a recurring basis are determined using the DCF method. This involves discounting the cash flows expected from the financial instruments using market interest rates for instruments of a similar term. Celesio accounts for the credit rating of the respective debtor by means of credit value adjustments (CVA) or debt value adjustments (DVA). Where possible, the CVAs and DVAs are determined from observable prices for credit derivatives on the market.

Level 3 liabilities consist of liabilities from business combinations made after 1 January 2010 having been measured on the basis of earnings indicators as well as the assumptions and estimates of management. Please see – page 18 for a reconciliation of these liabilities measured at fair value to level 3 instruments from the beginning of the reporting period to the end of the reporting period.

The fair value measurement on a recurring basis of the level 3 assets and liabilities held on the reporting date did not give rise to any gains and losses.

Celesio Interim Report, 1st to 3rd Quarter of 2013	Selected explanatory notes to the consolidated financial statements	033

Other comprehensive income after tax

The line items of other comprehensive income after tax – including non-controlling interests – developed as follows:

	1st to 3rd quarter of 2012			1st to 3rd quarter of 2013
	before tax	tax	after tax	before tax	tax	after tax
€ m
Items that will not be recycled through profit or loss
Revaluation of defined benefit pension plans	–103.0	20.9	–82.1	23.7	–18.5	5.2
Share in the revaluation of defined benefit pension plans attributable to associates accounted for using the equity method	–5.1	/	–5.1	3.5	/	3.5
Items that may subsequently be recycled through profit or loss
Unrealised gains/losses from the current year	–0.1	0.0	–0.1	0.0	0.0	0.0
Gains/losses recycled through profit or loss	0.1	0.0	0.1	0.0	0.0	0.0
Unrealised gains/losses from marking available-for-sale financial assets to market	0.0	0.0	0.0	0.0	0.0	0.0
Unrealised gains/losses from the current year	–8.6	1.1	–7.5	2.8	–0.8	2.0
Gains/losses recycled through profit or loss	11.8	–2.2	9.6	11.5	–3.0	8.5
Unrealised gains/losses from derivative financial instruments to hedge cash flows	3.2	–1.1	2.1	14.3	–3.8	10.5
Foreign currency translation posted directly to other comprehensive income	20.1	/	20.1	–84.0	/	–84.0
Release to profit or loss due to loss of control	–2.0	/	–2.0	0.0	/	0.0
Currency translation differences	18.1	/	18.1	–84.0	/	–84.0
Other comprehensive income	–86.8	19.8	–67.0	–42.5	–22.3	–64.8

034	Selected explanatory notes to the consolidated financial statements	Celesio Interim Report, 1st to 3rd Quarter of 2013

Notes to the segment reporting

Segmentation is based on the internal reporting structure and is divided into two divisions, Consumer Solutions (previously Patient and Consumer Solutions) and Pharmacy Solutions. These divisions form the basis for the internal controlling by the Management Board and thus correspond to the reportable segments.

The Management Board of Celesio AG is the chief operating decision maker referred to in IFRS 8.7. The divisions of Celesio AG can be described as follows:

•	The Consumer Solutions division is aimed at patients and consumers. This covers the entire logistics chain, from purchasing merchandise through to selling to end consumers. The division mainly encompasses the retail pharmacies, mail-order pharmacies and brand partnerships. In Consumer Solutions a distinction was still made in the 2012 fiscal year between the operating segments, International Retail and LloydsPharmacy, which were combined for segment reporting. At the end of the 2012 fiscal year, the International Retail operating segment was split up on account of a reorganisation of its organisational and reporting structure and defined by country, similar to the wholesale business. These were also combined for the purposes of segment reporting. In addition, the division contains our investment in Brocacef Holding N.V. in the Netherlands, which is reported as an associate.

•	The Pharmacy Solutions division focuses on wholesale business with external customers. The operating segments in this division have likewise been combined at country level. Starting in the 2012 fiscal year, logistics solutions activities in Austria are reported in this segment. Until it was sold in September 2013, the Pharmacy Solutions division also included Rudolf Spiegel Versand for pharmacy and laboratory equipment and Inten, and still includes the property developer for pharmacies.

•	The Others division is primarily used to report the activities of the group’s parent, Celesio AG, and other companies not directly attributable to operating activities. Celesio AG holds investments in the major operating national companies and national holdings. In addition, the operating entities of the Celesio Group are primarily financed via Celesio AG and Celesio Finance B.V., Netherlands. Moreover, Celesio AG bundles essential group functions, primarily in the fields of accounting, controlling, treasury and IT.

Consolidation of intra-group activities is shown separately.

Celesio Interim Report, 1st to 3rd Quarter of 2013	Selected explanatory notes to the consolidated financial statements	035

The Management Board takes EBIT under IFRSs as a measure of the success of the segments. EBIT is defined as earnings before interest, taxes and investment result. In addition, information on the gross profit and EBITDA is disclosed voluntarily.

Segment assets pursuant to IFRS 8 correspond with the tied capital, which is calculated as the sum of the carrying amount of all non-interest-bearing assets (except for income tax assets) less non-interest-bearing liabilities (except for income tax liabilities).

The same accounting standards as for the Celesio Group have been used in segment reporting. Intercompany transactions are measured at market prices.

Related party transactions

Related parties as defined by IAS 24 (Related Party Disclosures) are legal entities and natural persons who can exercise significant influence or control over Celesio AG and its subsidiaries or, alternatively, are subject to the control or significant influence of Celesio AG or its subsidiaries. This includes the majority shareholder, Franz Haniel & Cie. GmbH, Duisburg, Germany, and its subsidiaries, joint ventures and associates. In addition, related parties include the joint ventures, associates and members of the boards of Celesio AG.

All transactions with related parties are conducted at arm’s length.

There are management and service agreements in place with Franz Haniel & Cie. GmbH and its subsidiaries, joint ventures and associates.

036	Selected explanatory notes to the consolidated financial statements	Celesio Interim Report, 1st to 3rd Quarter of 2013

Likewise, there are ongoing business relationships with joint ventures and associates that entail but are not limited to supplies of merchandise.

The goods and services received from or supplied to related parties are summarised below:

	Franz Haniel & Cie. GmbH Duisburg
	31/12/2012	30/09/2013
€ m
Loans and receivables	0.0	0.3
Liabilities	0.9	0.0

	Franz Haniel & Cie. GmbH Duisburg
	2012	2013
€ m
Income	0.1	0.3
Expenses	0.2	0.0

On 3 July 2013, Markus Pinger was dismissed from his position as member of the Management Board of Celesio AG with immediate effect and his appointment as chairman of the Management Board revoked. His current employment contract with the company ends on 14 August 2014. In connection with the settlement of the contractual claims resulting from the employment contract, termination benefits of € 4.0m were recognised under personnel expenses in accordance with IAS 24.17d). Of this amount, € 0.4m is attributable to pension commitments.

Celesio Interim Report, 1st to 3rd Quarter of 2013	Selected explanatory notes to the consolidated financial statements	037

Subsidiaries of Franz Haniel & Cie. GmbH		Joint ventures and associates of Franz Haniel & Cie. GmbH		Joint ventures and associates of Celesio AG
31/12/2012	30/09/2013	31/12/2012	30/09/2013	31/12/2012	30/09/2013
0.1	0.1	0.0	0.0	2.1	1.7
0.0	0.0	0.2	0.0	0.0	0.0

Subsidiaries of Franz Haniel & Cie. GmbH		Joint ventures and associates of Franz Haniel & Cie. GmbH		Joint ventures and associates of Celesio AG
2012	2013	2012	2013	2012	2013
0.0	0.0	0.0	0.0	13.9	7.7
0.3	0.2	1.2	1.0	0.0	0.0

038	Selected explanatory notes to the consolidated financial statements	Celesio Interim Report, 1st to 3rd Quarter of 2013

Employees

At the end of the third quarter of 2013 Celesio employed 28,668 full-time equivalents (previous year 30,838). Due to the conclusion of the divestment program, as of the reporting date there were no longer any employees at those entities that were reported as discontinued operations since the first quarter of 2012. In the previous year there were 1,780 employees at such operations.

Other notes

The other financial result includes changes in the fair value of derivatives used to hedge financial liabilities. Marking these instruments to market in the reporting period did not result in any change in the value of derivatives used to hedge interest exposures (previous year income of € 0.1m). Changes in the market values of derivative exchange rate hedges gave rise to expenses of € 12.8m (previous year expenses of € 2.2m). Moreover, the other financial result contains exchange rate gains of € 134.5m (previous year € 159.1m) and exchange rate losses of € 134.1m (previous year € 154.4m). No impairment was recorded on loan receivables (previous year € 0.7m) in the fiscal year. By contrast, other financial income also contains income of € 1.5m (previous year € 2.4m) from loan receivables that had been written down.

Celesio took out a new syndicated loan agreement for € 500.0m on 12 February 2013. This syndicated bank loan agreement matures on 12 February 2018 and replaces the previous syndicated loan agreement of € 600.0m, which had expired.

In accordance with the proposal for the appropriation of profits for 2012, a dividend of € 51.0m or € 0.30 per share (previous year € 42.5m or €0.25 per share) was distributed to the shareholders of Celesio AG in 2013.

There were no other issues requiring reporting in the interim reporting period.

Celesio Interim Report, 1st to 3rd Quarter of 2013	Selected explanatory notes to the consolidated financial statements	039

Subsequent events

On 24 October 2013 Dragonfly GmbH & Co. KGaA (the Bidder), a wholly owned indirect subsidiary of McKesson Corporation, San Francisco, USA, (»McKesson«), in accordance with Sec. 10 (5) Sentence 2 WpÜG [“Wertpapiererwerbs- und Übernahmegesetz”: Securities Acquisition and Takeover Act], announced its decision to make a takeover bid pursuant to Sec. 10 (1) in conjunction with Sec. 29 (1) and Sec. 34 WpÜG to the shareholders of Celesio AG, Stuttgart, at a price of € 23.00 per share. The decision was published on 24 October 2013 in accordance with Sec. 10 (3) WpÜG.

Furthermore, the Bidder submitted public takeover bids to the holders of the bonds issued by Celesio and bid € 53,117.78 for every convertible bond that falls due in October 2014 (ISIN DE 000A1AN5K5) with a nominal value of € 50,000 and € 120,798.32 for every convertible bond that falls due in April 2018 (ISIN DE 000A1GPH50) with a nominal value of € 100,000.

Under a share purchase agreement concluded between McKesson and Franz Haniel & Cie. GmbH, Celesio’s majority shareholder, McKesson undertook to acquire Haniel’s investment in Celesio. This amounted to 50.01% of the shares of the company currently outstanding. The Board of McKesson and the Supervisory Board of Haniel approved the share purchase agreement. Haniel’s share purchase as well as the acquisition/ takeover bid were subject to certain conditions, among which approval from the regulatory authorities and a minimum acceptance threshold of 75% of Celesio shares on a diluted basis, i.e., taking into account in particular any convertible bonds of Celesio shares to be issued.

At the same time, McKesson Corp., San Francisco, USA, and Celesio AG concluded a business combination agreement.

On 9 January 2014 the Bidder announced the amendment to the share purchase agreement to McKesson and Franz Haniel & Cie. GmbH and increased the purchase price in the share purchase agreement from € 23.00 per Celesio share to € 23.50 per Celesio share. The takeover bids for the convertible bonds were adjusted accordingly.

In a statement published on 13 January 2014, McKesson Corporation gave notice that it had not reached the minimum acceptance threshold of 75% (on a diluted basis). As a result, the merger of McKesson and Celesio did not take place at that time.

040	Selected explanatory notes to the consolidated financial statements	Celesio Interim Report, 1st to 3rd Quarter of 2013

On 23 January 2014 Franz Haniel & Cie. GmbH announced that it had held 75.99% of the shares in Celesio AG on 22 January 2014. Pursuant to § 11 (d) of the terms and conditions of the convertible bonds, a change of control had therefore occurred.

Also on 23 January 2014 McKesson announced that it would hold a share of approximately 75% on a diluted basis (after converting the Celesio convertible bonds into shares) through various share purchase agreements. Firstly, McKesson (or rather its company Dragonfly GmbH & Co. KGaA) concluded a share purchase agreement on the acquisition of 75.99% (undiluted) with Franz Haniel & Cie. GmbH. Secondly, McKesson concluded purchase agreements with Paul E. Singer, New York, USA, (»Elliott«), companies on the acquisition of 4,840 of the 7,000 convertible bonds due in October 2014 as well as on the acquisition of 2,180 of the 3,500 convertible bonds due in April 2018.

McKesson, via its subsidiary Dragonfly, also intends to make a new voluntary takeover bid for a consideration of € 23.50 per share. The takeover bid is not to be subject to certain conditions.

On 28 January Celesio AG and Celesio Finance B.V. announced that a change of control pursuant to the terms and conditions of the convertible bonds of its 3.75% convertible bonds due on 29 October 2014 as well as its 2.50% convertible bonds due on 7 April 2018 had occurred.

The control record date pursuant to § 11 (d) of the terms and conditions of the convertible bonds is 10 March 2014.

The adjusted conversion price pursuant to § 11 (c) of the terms and conditions of the convertible bonds amounts to € 21.66 for the convertible bonds due on 29 October 2014 (ISIN DE000A1AN5K5, WKN A1AN5K). The adjusted conversion price pursuant to § 11 (c) of the terms and conditions of the convertible bonds amounts to € 19.05 for the convertible bonds due on 7 April 2018.

In the announcement, Celesio indicated that one or more further changes of control pursuant to the terms and conditions of the convertible bonds may occur until the control record date.

As a consequence of the change of control, holders of convertible bonds may either redeem their convertible bonds early or exercise their right of conversion on the basis of the adjusted conversion price.

Celesio Interim Report, 1st to 3rd Quarter of 2013	Selected explanatory notes to the consolidated financial statements	041

In order to redeem the convertible bonds early, holders must give notice at least 10 days before 10 March 2014 pursuant to the terms and conditions of the convertible bonds and declare all or some of their convertible bonds due. In such case, the convertible bonds will be redeemed on 10 March 2014 at the principal amount plus interest accrued until but excluding 10 March 2014 to those holders who validly terminated their convertible bonds.

To, alternatively, exercise the conversion right on the basis of the adjusted conversion price, holders must, pursuant to the terms and conditions, of the convertible bonds deliver a conversion notice as well as the corresponding convertible bonds on or before 10 March 2014 to the principal conversion agent, BNP Paribas Securities Services S.C.A., Europa-Allee 12, 60327 Frankfurt, Germany, via their respective custodian bank.

Upon the exercise of the conversion right, the settlement shares will be transferred as soon as practicable thereafter. Fractions of settlement shares will be compensated in cash. The settlement shares will be delivered from a conditional capital of Celesio AG.

The conditional capital that Celesio AG has provided to settle the convertible bonds has a capacity of 17,010,000 shares. Insofar as Celesio AG is unable to issue shares from conditional capital, it will pay the holder a cash amount in euro in lieu of the delivery of settlement shares pursuant to the terms and conditions of the convertible bonds. Celesio AG will notify the holder who has delivered a conversion notice no later than on the second business day after the valid exercise of the conversion right whether and to what extent it will effect a cash payment.

On 31 January 2014 Celesio AG announced that the total number of voting rights as of the end of the month of January 2014 amounted to 181,543,569 voting rights. The increase is attributable to the issuance of 11,443,569 new shares due to exercising the conversion rights of the convertible bonds. The share capital of Celesio AG was increased by € 14,647,768.32 to € 232,375,768.32 accordingly. The conditional capital was reduced accordingly.

On 5 February 2014 McKesson Corporation, San Francisco, USA, informed us in accordance with Sec. 21 (1) WpHG [“Wertpapierhandelsgesetz”: Securities Trading Act] that its voting share in Celesio AG, Stuttgart, Germany, exceeded the threshold of 3% and 5% of the voting rights on 3 February 2014 and amounted to 6.30% on that date (11,443,569 voting rights).

042	Selected explanatory notes to the consolidated financial statements	Celesio Interim Report, 1st to 3rd Quarter of 2013

The voting rights are held by McKesson Corporation in accordance with Sec. 22 (1) Sentence 1 No. 1 WpHG via the following companies controlled by McKesson Corporation and its affiliates: Dragonfly GmbH & Co. KGaA, Dragonfly Verwaltungs GmbH, Cougar I UK Limited, Cougar II UK Limited, Cougar III UK Limited, McKesson US Finance Corporation.

On 6 February 2014 McKesson Corporation announced the completion of the acquisition of more than 75% of Celesio shares on a fully diluted basis. McKesson, a leading North American pharmaceutical wholesaler and provider of innovative technology and business services, is therefore the new majority shareholder in Celesio.

On February 7, 2014, Franz Haniel & Cie. GmbH, Duisburg, Deutschland has informed us according to Article 21, Section 1 of the WpHG that via shares its Voting Rights on Celesio AG, Stuttgart, Deutschland, have fallen below the 50%, 30%, 25%, 20%, 15%, 10%, 5% and 3% threshold of the Voting Rights on February 6, 2014 and on that day amounted to 0% (this 0 voting rights).

Also on February 7, 2014, Paul Singer, USA and its affiliated companies has informed us according to Article 25, Section 1 of the WpHG that its Voting Rights on Celesio AG, Stuttgart, Deutschland, have fallen below the 30%, 25%, 20%, 15%, 10%, 5% and 3% threshold of the Voting Rights on February 6, 2014 and on that day amounted to 0% (this 0 voting rights).

On February 11, 2014, McKesson has informed us according to Article 25, Section 1 of the WpHG that its voting rights on Celesio AG, Stuttgart, Deutschland, have fallen below the 75%, 50%, 30%, 25%, 15%, 10%, 5% and 3% threshold of the voting rights on February 6, 2014 and on that day amounted to 0% (this corresponds to 0 voting rights). Furthermore they informed us according to Article 21, Section 1 of WpHG that on that day the voting rights amounted to 77.59% (this corresponds to 141,431,732 voting rights).

On February 12, 2014, McKesson has informed us according to Article 21, Section 1 of the WpHG that via shares its voting rights on Celesio AG, Stuttgart, Deutschland, have exceeded the 10%, 15%, 20%, 25%, 30%, 50% and 75% threshold of the Voting Rights on February 6, 2014 and on that day amounted to 77.59% (this corresponds to 141431732 Voting Rights).

Celesio Interim Report, 1st to 3rd Quarter of 2013	Selected explanatory notes to the consolidated financial statements	043

According to Article 22, Section 1, Sentence 1, No. 1 of the WpHG, 77.59% of the voting rights (this corresponds to 141431732 Voting Rights) are attributed to McKesson Corporation from the following undertakings which are controlled by McKesson Corporation: Dragonfly GmbH & Co. KGaA, Dragonfly Verwaltungs GmbH, Cougar I UK Limited, Cougar II UK Limited, Cougar III UK Limited, McKesson US Finance Corporation, McKesson International Holdings IV S.à r.l., McKesson International Holdings, McKesson International Bermuda IP2A Limited.

On February 12, 2014 Celesio Finance B.V. gave notice that a change of control pursuant to the terms and conditions of its 4.50% bonds due 26 April 2017 and of its 4% bonds due 18 October 2016 has occurred.

On 12 February 2014 Dragonfly GmbH & Co. KGaA announced that it had held 77.19% of the shares in Celesio AG on 06 February 2014. Pursuant to § 7 (d) of the Terms and Conditions of the Bonds, a Change of Control has therefore occurred.

If, in addition to the Change of Control, a Rating Event as defined under the Terms and Conditions of the Bonds occurs during the 90 days following the Change of Control, Bond holders will have the right to redeem their Bonds early pursuant to the Terms and Conditions. If such a Rating Event occurs, Celesio Finance B.V. will issue a further notice within 21 days following the 90 day period triggered by the Change of Control.

Also on 12 February 2014 Celesio AG and Celesio Finance B.V. announced that a change of control pursuant to the terms and conditions of the convertible bonds of its 3.75% convertible bonds due in October 2014 as well as its 2.50% convertible bonds due in April 2018 had occurred.

The control record date pursuant to § 11 (d) of the terms and conditions of the convertible bonds is 24 March 2014.

With regard to the adjusted Conversion Prices of € 19.05 for the convertible bonds due in April 2018 as well as € 21.66 for the convertible bonds due in October 2014 which was published on 28 January 2014 no further adjustment of the Conversion Price is being carried out.

Again, on 12 February 2014 Dragonfly GmbH & Co. KGaA (Dragonfly) announced that it had held 77.19% of the shares in Celesio AG on 6 February 2014. Pursuant to § 11 (d) of the Terms and Conditions of the Convertible Bonds, a Change of Control has therefore occurred.

044	Selected explanatory notes to the consolidated financial statements	Celesio Interim Report, 1st to 3rd Quarter of 2013

As a consequence of the Change of Control, holders of Convertible Bonds may either redeem their Convertible Bonds early or exercise their right of conversion on the basis of the adjusted Conversion Price.

In order to redeem the Convertible Bonds early, holders must give notice at least 10 days before 24 March 2014 pursuant to the Terms and Conditions and declare all or some of their Convertible Bonds due. In such case, the Convertible Bonds will be redeemed on 24 March 2014 at the Principal Amount plus interest accrued until but excluding 24 March 2014 to those holders who validly terminated their Convertible Bonds.

To, alternatively, exercise the conversion right on the basis of the adjusted Conversion Price, holders must, pursuant to the Terms and Conditions, deliver a conversion notice as well as the corresponding Convertible Bonds on or before 24 March 2014 to the principal conversion agent, BNP Paribas Securities Services S.C.A., Europa-Allee 12, 60327 Frankfurt, Germany, via their respective custodian bank. A template for such notice is available from BNP Paribas Securities Services S.C.A. via the respective holder’s custodian bank.

Upon the exercise of the conversion right, the settlement shares will be transferred as soon as practicable thereafter. Fractions of settlement shares will be compensated in cash. The settlement shares will be delivered from a conditional capital of Celesio AG.

The conditional capital that Celesio AG has provided to settle the Convertible Bonds has a capacity of 17,010,000 shares. Insofar as Celesio AG is unable to issue shares from conditional capital, it will pay the holder a cash amount in euro in lieu of the delivery of settlement shares pursuant to the Terms and Conditions. Celesio AG will notify the holder who has delivered a conversion notice no later than on the second business day after the valid exercise of the conversion right whether and to what extent it will effect a cash payment.

Until February 17, 2014 further exercises of conversion have been received by Celesio AG.

This leads to the issuance totaling 24,097,833 new shares due to exercising the conversion rights of the convertible bonds. The share capital of Celesio AG was increased by € 30,845,226.24 to € 248,573,226.24 accordingly. The conditional capital was reduced accordingly. The nominal value of convertible bonds currently outstanding amounts to € 210.0 million in total.

Celesio Interim Report, 1st to 3rd Quarter of 2013	Selected explanatory notes to the consolidated financial statements	045

Stuttgart, 17 February 2014

The Management Board

/s/ MARION HELMES	/s/ MARTIN FISHER
DR. MARION HELMES	MARTIN FISHER
SPOKESPERSON OF THE MANAGEMENT BOARD	MEMBER OF THE MANAGEMENT BOARD

/s/ STEPHAN BORCHERT
STEPHAN BORCHERT
MEMBER OF THE MANAGEMENT BOARD

046	Selected explanatory notes to the consolidated financial statements	Celesio Interim Report, 1st to 3rd Quarter of 2013